EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 12th day of August, 1996 between GeoWaste Incorporated , a Delaware corporation ("GeoWaste"), and John A. Paglia ("you"). On the terms and conditions hereinafter set forth, GeoWaste desires to employ Employee and Employee desires to accept such employment.

1. Term. The term of your employment hereunder shall be for a period beginning on the date hereof and ending forty-eight (48) months thereafter ("Term of Employment").

2. Duties. The general scope of your employment shall be to serve as a Vice President of GeoWaste and manage GeoWaste's collection in the State of Florida and to perform such duties in accordance therewith as GeoWaste may request.

3. Good Faith. During the Term of Employment, you shall devote your full time and use your best efforts to advance the business and welfare of GeoWaste, its subsidiaries and affiliates, and to discharge any other duties assigned to you hereafter. You shall not intentionally take any action against the best interests of GeoWaste or of any subsidiary or affiliate of GeoWaste.

4.   Compensation, Benefits & Expenses. GeoWaste agrees:

     (a) to pay or cause to be paid to you for your services hereunder a salary at the annual rates set forth below, so long as you continue in the employment of GeoWaste hereunder, payable in installments at least as frequently as monthly and subject to all applicable taxes and payroll deductions.

                  Payroll Period                              Annual Salary
                  --------------                              -------------
                  August 1, 1996 - July 31, 1997              $100,000
                  August 1, 1997 - July 31, 1998              $104,000
                  August 1, 1998 - July 31, 1999              $108,250
                  August 1, 1999 - July 31, 2000              $112,500

     (b)  to provide you with a monthly car allowance of $600;

     (c) to allow you to participate in all bonus, employee benefit, pension, life insurance, medical reimbursement, vacation and disability income plans and/or programs sponsored by GeoWaste and available to other similarly situated management employees of GeoWaste in the Southeastern United States; and

     (d) to reimburse reasonable travel and other business expenses incurred by you in the performance of your duties under this Agreement.

5. Relocation. During the Term of Employment GeoWaste agrees not to require the you to relocate from the Ocala, Florida metropolitan area, provided, however, that you recognize that in order to fulfill your duties hereunder, business travel will be required on behalf of GeoWaste.

6. Termination. During the Term of Employment the Company may terminate your Term of Employment at any time, with or without cause, as follows:

     (a)  immediately upon your death;

     (b) if you, for any reason, become unable to carry out all or substantially all of your duties and remain so incapacitated for a period of three months or more; or

     (c)  for Cause. The term "Cause" shall mean that:

          (i) you use for personal gain or disclose to an unauthorized person any confidential or proprietary information or trade secrets of GeoWaste or its subsidiaries;

          (ii) you act in a manner which materially and detrimentally affects the Company or its subsidiaries;

        (iiii) your conduct violates any applicable civil or criminal law or violates any rules of ethical corporate conduct of or fiduciary obligation to the Company or its subsidiaries; or

          (iv) you fail to comply with the terms of this Agreement.

7. Severance Pay. In the event that the Company terminates your employment without Cause during the Term of Employment:

     (a) the Company (at its election) will pay you in either a lump sum or in monthly installments an amount equal to the lesser of:

          (i)  18 times $8,350; or

         (ii) 48 times the number of months worked prior to termination times $8,350;

     (b) for the commensurate period following your termination date, during which monthly severance payments are being made under (a), (b) or (c) above, as the case may be, the Company will pay the premium for any continuation health insurance coverage during said period, however, this is without regard to the employee's election for COBRA benefits after the payout of the monthly severance and monthly health coverage hereinabove provided for.

8. Assignment. GeoWaste may direct your duties hereunder be performed for and your compensation be paid by, and GeoWaste may assign this Agreement in its entirety to, one or more of GeoWaste's wholly-owned subsidiaries. If GeoWaste is consolidated with or merged into, or if all or a part of its assets are transferred to, another corporation carrying on all or a substantial part of the business of GeoWaste, this Agreement may be assigned to such a successor corporation unless terminated by you pursuant to Section 6 above, however no such assignment shall relieve GeoWaste from any obligations hereunder.

9. Non-Competition and Non-Solicitation Covenants. You hereby agree that for the five (5) year period commencing the date hereof, you will not, without the prior written consent of GeoWaste's Board of Directors:

     (a) own, manage, operate, join, be employed in an executive or managerial capacity by, control or otherwise render, directly or indirectly, any executive or managerial Services to any person or organization which is engaged in the solid waste management business in competition with GeoWaste within a 75-mile territorial radius from any facility owned or operated by GeoWaste.

For purposes of this Section 9(a), the term "Services" shall mean any services of a business, commercial or professional nature and shall include, without limitation, the following: engaging in, working with, having an interest in, acting as an officer or director or consultant to, advising, lending money to, guaranteeing the debts or obligations of, or permitting one's name or any part thereof to be used in connection with an enterprise or endeavor that conducts a business of the type and in the area referred to above, either individually, in partnership, or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, agent, five percent or more shareholder, executive, or in any other similar manner whatsoever; provided, however, that you may own less than five percent (5%) of the outstanding capital stock of any publicly-held corporation; and

     (b) render any services or advice to, solicit, service the account of, or otherwise engage in any business relationship (as an employee or otherwise) with any Customer (as defined below) of GeoWaste in connection with the solid waste management business, or solicit or hire any person in connection with the solid waste management business who was an employee of GeoWaste at any time within the five (5) year period commencing the date hereof.

For purposes of this Section 9(b), a "Customer" means any corporation, association, partnership, organization, business, individual or governmental agency (a "Person") within a 75-mile territorial radius from any facility owned or operated by GeoWaste that is subject to a contract with GeoWaste whereby GeoWaste provides solid waste management services to such Customer, or is otherwise actively involved in a business relationship with GeoWaste in connection with such solid waste management services, including, without limitation, any person that GeoWaste is actively soliciting at any time within the one (1) year period ending on the date your employment terminates.

You acknowledge that:

     (i) GeoWaste will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of his obligations under this Section 9. You therefore agree that GeoWaste will be entitled (without limitation or any other rights or remedies otherwise available to GeoWaste) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach of this Section 9. In the event that at the time of the enforcement of any provision of Section 9, the stated period, scope or area is held to be unreasonable, the parties agree that the maximum period, scope or area reasonable under the circumstances will be substituted for the stated period, scope or area; and

     (ii) the running of each of the covenants in this Section 9 will be tolled and suspended for such period of time as you are in violation of the particular covenant, but none of the covenants will be so tolled and suspended for longer than one hundred eighty (180) days in the aggregate as to that covenant.

10.  Confidential Information. You understand and acknowledge that:

     (a) in order to enable you to properly perform your duties, the Company has entrusted and will continue to entrust you with trade secrets and confidential information, including, without limitation, trade secrets and confidential information relating to merchandising methods, engineering and processing methods, accounting or financial methods, processes, strategies and technique, know-how, pricing policies, inventory, market studies and strategy, customer lists, special needs and characteristics of the Company's customers, debt and equity financing sources, scientific, technical and management information and other aspects of the Company's business ("Confidential Information"); and

     (b) the development or acquisition of this Confidential Information is critical to the success and survival of the Company and the disclosure or use of this Confidential Information would cause the Company irreparable harm and that you are fully aware of the Company's need to protect this Confidential Information.

Accordingly, you hereby agree that, during the Term of Employment and thereafter as to trade secrets, and during the Term of Employment and thereafter until the end of the one (1) year period following your termination of employment, as to other Confidential Information, you will not disclose to third persons any Confidential Information of the Company, its officers, directors, agents or representatives, except to the extent that such Confidential Information:

     (i)  is authorized in writing by the Company to be disclosed;

     (ii) was in or has become part of the public domain (otherwise than through your breach hereof);

     (iii) was known to the recipient prior to the disclosure;

     (iv) was known to you prior to performing services for the Company or any predecessor company; or

     (v) is required to be disclosed by a court or governmental agency and, in this regard, you will execute such additional documents as the Company may reasonably require to protect the confidentiality of the Confidential Information required to be disclosed.

11. Survival. The provisions of paragraphs 9 and 10 hereof shall survive the termination of your Term of Employment.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

13. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein. The venue of any proceeding regarding this Agreement shall be Marion County, Florida.

14. Notices. Any notice, request, information or other document to be given hereunder to either of the parties by the other party shall be in writing and hand delivered or sent by certified mail, postage prepaid, as follows:

         (a)      if to you:               John A. Paglia
                                           2272 Laurel Run Drive
                                           Ocala, FL 34471

         (b)      if to the GeoWaste:      GeoWaste Incorporated
                                           Suite 208
                                           24 Cathedral Place
                                           St. Augustine, FL 32084

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address as herein provided. Any notice or communication shall be deemed to have been given as of the date so delivered or mailed.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16. Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

17. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters contemplated herein, and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE                                     GEOWASTE INCORPORATED

    /s/ John A. Paglia                       /s/ Amy C. MacF. Burbott
  ------------------------                 ----------------------------
         John A. Paglia                      Amy C. MacF. Burbott
                                            Chief Executive Officer